Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
RSC Holdings Inc.:
We consent to the incorporation by reference in the registration statement No. 333-143175 on Form S-8 of RSC Holdings Inc. of our reports dated February 25, 2009, with respect to the consolidated balance sheets of RSC Holdings Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of RSC Holdings Inc.
Our report on the consolidated financial statements refers to RSC Holdings Inc.’s change in method related to accounting for uncertainty in income taxes effective January 1, 2007, and a change in method related to fair value measurements effective January 1, 2008, due to the adoption of new accounting pronouncements.
/s/ KPMG LLP
Phoenix, Arizona
February 25, 2009